Exhibit 3.3


                         CERTIFICATE OF AMENDMENT TO THE

                         CERTIFICATE OF INCORPORATION OF

                         PHARMACEUTICAL RESOURCES, INC.



To:      The Secretary of State
         State of New Jersey

         Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned Corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

     1. The name of the Corporation is Pharmaceutical Resources, Inc.

     2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the Corporation on the 26th day of June, 1998:

     Resolved, that Article IV(a) of the Certificate of Incorporation be amended to read as follows:

                  "(a) The Corporation is authorized to issue 90,000,000 shares of capital stock which shall be designated the Common Stock, par value $.01 per share. Each holder of Common Stock of the Corporation entitled to vote shall have one vote for each share held thereof."

     3. The number of shares entitled to vote upon the amendment was 18,890,153.

     4. The number of shares voting for and against such amendment is as follows:

Number of Shares Voting For Amendment  Number of Shares Voting Against Amendment
-------------------------------------  -----------------------------------------
        11,368,619                                   5,424,154

Dated this 26 day of June, 1998.


                                                  PHARMACEUTICAL RESOURCES, INC.


                                                  By /s/ Kenneth I. Sawyer
                                                    ----------------------------
                                                         Kenneth I. Sawyer
                                                         Chairman and Chief
                                                         Executive Officer